Exibit 99.1

LG&E and KU Energy LLC
Press Release	220 West Main Street Louisville, Kentucky 40202 www.lge-ku.com Contact: Media Line T 502-627-4999 F 502-627-3629

January 29, 2018

LG&E and KU reach unanimous settlement to deliver nearly $180 million in tax savings to customers
(LOUISVILLE, Ky.) – Customers of Louisville Gas and Electric Company and Kentucky Utilities Company will begin to see the financial benefits associated with the Tax Cuts and Jobs Act beginning in March.
The two utilities announced today that they will file a unanimous settlement agreement with the Kentucky Public Service Commission requesting approval to return tax savings to customers this spring.
If approved by the commission, customers would see nearly $180 million in savings in the form of a reduction on the Environmental Surcharge line item on their bill in March, followed by a new line item credit on the bill based on energy consumption starting in April.
Kentucky, which opened the proceeding on the tax changes in late December, was one of the first regulatory commissions to take action and begin a process that would allow utilities to return the savings to customers as soon as possible.
“We had been supportive of the Tax Act all along because of the savings for our residential and business customers, so we are pleased that the commission acted quickly to enable us to deliver these savings so expeditiously. The other parties to this case — the Kentucky Attorney General and the Kentucky Industrial Utility Customers — truly had the customer in mind and a willingness to work together to reach a mutually acceptable solution,” said Kent Blake, chief financial officer at LG&E and KU. “With the colder-than-average winter, and subsequent high energy use, these savings will come at a key time for our customers.”
“This settlement is important for Kentucky’s industrial customers and the economic advancement of our state,” said Mike Kurtz, attorney for the Kentucky Industrial Utility Customers. “We appreciate the initiative in the plan that LG&E and KU outlined, the willingness of the parties to negotiate, and the commission’s expediency that has enabled us to be in a place where we could be able to put these savings back into the Kentucky economy in a timely manner.”

The settlement is subject to KPSC approval, but if approved, KU customers will receive an estimated $91 million in savings. For a residential customer using an average of 1,179 Kwh per month, that is about a 5.3 percent bill reduction.
LG&E customers will receive an estimated $86 million in savings. For a LG&E residential electric customer using an average of 957 Kwh per month, that equates to a roughly 5.6 percent bill reduction. For a LG&E residential gas customer using an average of 55 Ccf per month that equates to approximately a 3 percent bill reduction.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve nearly 1.3 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 324,000 natural gas and 407,000 electric customers in Louisville and 16 surrounding counties. KU serves 549,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.